Exhibit 23.1

Tel:+27 011 488 1700 Fax:+27 010 060 7000 www.bdo.co.za	Wanderers Office Park 52 Corlett Drive Illovo, 2196 Private Bag X60500 Houghton, 2041 South Africa

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of Namib Minerals of our report dated April 15, 2025, relating to the consolidated financial statements of Greenstone Corporation (the Company), which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO South Africa Incorporated

Johannesburg, South Africa

September 30, 2025

BDO South Africa Incorporated
Registration number: 1995/002310/21
Practice number: 905526
VAT number: 4910148685

Chief Executive Officer: LD Mokoena

A full list of all company directors is available on www.bdo.co.za

The company’s principal place of business is at The Wanderers Office Park, 52 Corlett Drive, Illovo, Johannesburg where a list of directors’ names is available for inspection. BDO South Africa Incorporated, a South African personal liability company, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.